THIS SECURITY AGREEMENT IS SUBJECT TO AN INTERCREDITOR AGREEMENT OF EVEN DATE BY AND AMONG FLEXTRONICS INDUSTRIAL, LTD, WELLS FARGO BANK, N.A., AND OBSIDIAN AGENCY SERVICES, INC. A COPY OF THE INTERCREDITOR AGREEMENT IS AVAILABLE FROM FLEXTRONICS INDUSTRIAL, LTD. UPON WRITTEN REQUEST.

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”) is entered into as of December 30, 2016 (the “Effective Date”), by and between Enphase Energy, Inc., a Delaware corporation (together with all subsidiaries and affiliates of Enphase Energy, Inc. that order or purchase goods, inventory and/or services under the Flex Services Agreements (collectively, “Enphase” or the “Debtor”) and Flextronics Industrial, LTD and Flextronics America, LLC (together with all subsidiaries and affiliates of Flextronics Industrial, LTD and Flextronics America, LLC that manufacture or supply goods, inventory and/or services under the Flex Services Agreements to or for the benefit of Debtor (collectively, “Flex”), and provides the terms on which Flex shall extend credit to Enphase and Enphase shall repay Flex.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS
Except as words may be otherwise defined herein, any capitalized words used herein which are specifically defined in the Flex Services Agreements shall have the meaning assigned to those words by the Flex Services Agreements, unless the context in which the words are used herein clearly requires a different meaning. For purposes of this Security Agreement, the following terms shall have the meanings set forth:
“Account” means any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Debtor.

“Account Debtor” means any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Code” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that in the event that any or all of the attachment, perfection, or priority of, or remedies with respect to, Flex’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” means any and all properties, rights and assets of Debtor described on Exhibit A.

“Control Agreement” means any control agreement satisfactory to Flex which is entered into among Debtor, Flex and the depository institution or intermediary at which Debtor maintains a Pledged

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Account, pursuant to which Flex obtains control (within the meaning of the Code) over such Pledged Account.

“Copyrights” mean any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Deposit Account” means any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Domestic Subsidiary” means any Subsidiary of Debtor that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Debtor’s Books” mean all Debtor’s and each of its Subsidiary’s books and records including ledgers, federal and state tax returns, records regarding their assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“DSA” means the Design Services Agreement entered into between Enphase and Flextronics Industrial, Ltd. on August 29, 2012, together with all modifications, amendments, extensions and substitutions thereof and therefore.

“Equipment” means all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Interests” mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant, convertible debt or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“Event of Default” is defined in Section 6.

“Excluded Accounts” has the meaning assigned thereto in the Obsidian Credit Agreement.

“Excluded Domestic Subsidiary” means any Domestic Subsidiary of Debtor that is treated as a disregarded entity for United States purposes and substantially all of the assets of which consist of equity and/or debt of one or more Foreign Subsidiaries.

“Flextronics Services Agreements” means the LSA, the MSA, the DSA and all other agreements, understandings, purchase orders and the like giving rise to work or services performed for Borrower or its Subsidiaries from time to time.

“Foreign Subsidiary” means any Subsidiary of Debtor that is not a Domestic Subsidiary.

“General Intangibles” means all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation,

all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Indebtedness” means indebtedness of any nature.

“Insolvency Proceeding” means any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with regard to any Person, all of such Person’s right, title, and interest in and to the following:
(a)    its Copyrights, Trademarks and Patents;
(b)    any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;
(c)    any and all source code;
(d)    any and all design rights which may be available to it;
(e)    any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and
(f)    all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Intellectual Property Licenses” means any licenses or other similar rights in or with respect to Intellectual Property.

“Intercreditor Agreement” means that certain intercreditor agreement, dated as of December 27, 2016, between Flex, Wells Fargo Bank, N.A., Obsidian Agency Services, Inc., and Debtor, relating to the Wells Fargo Indebtedness and the Obsidian Indebtedness, as such agreement may be amended, restated, supplemented, amended and restated or otherwise modified from time to time.

“Inventory” means all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Debtor’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time.

“Lien” means a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“LSA” means the Logistics Services Agreement, by and between Debtor and Flex America, LLC, dated as of May 1, 2009, together with all modifications, amendments, extensions and substitutions thereof and therefore.

“MSA” means the Manufacturing Services Agreement entered into between Enphase and Flextronics Industrial, Ltd. on March 1, 2009, together with all modifications, amendments, extensions and substitutions thereof and therefore.

“Obligations” are each the obligation of Debtor and any of Debtor’s Subsidiaries to pay when due any debts, principal, interest, obligations, fees, invoices, Inventory purchase and indemnification obligations and other amounts such Person owes to Flex now or later, whether under this Agreement or the Flex Services Agreements, and including interest accruing after Insolvency Proceedings begin, and to perform Debtor’s duties under this Agreement.

“Obsidian Credit Agreement” means that certain Loan and Security Agreement, dated as of July 8, 2016, by and among Enphase Energy, Inc., Obsidian Agency Services, Inc. and the various lenders party thereto, as such agreement may be amended, restated, supplemented, amended and restated or otherwise modified from time to time.

“Obsidian Indebtedness” means the “Obligations” (as defined in the Obsidian Credit Agreement, but not the Obligations as defined in this Agreement).

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pledged Account” means any Deposit Account, Securities Account, Commodity Account or other similar account (other than an Excluded Account) even though it may not precisely fit the definition of a Deposit Account, Securities Account or a Commodity Account.

“Requirement of Law” means as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted License” is any material license or other material agreement with respect to which Debtor is the licensee (a) that prohibits or otherwise restricts Debtor from granting a security interest in Debtor’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Flex’s right to sell any Collateral.

“Securities Account” means any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Debtor.

“Wells Fargo Credit Agreement” means that certain Amended and Restated Credit Agreement by and among WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent, the lenders that are parties thereto as the Lenders, and Enphase Energy, Inc., as borrower dated as of December 18, 2015, as such agreement may be amended, restated, supplemented, amended and restated or otherwise modified from time to time.

“Wells Fargo Guaranty and Security Agreement” means that certain Amended and Restated Guaranty and Security Agreement executed and delivered by Debtor and each of the guarantor parties thereto as grantors, and WELLS FARGO BANK, NATIONAL ASSOCIATION as agent dated as of December 18, 2015, as such agreement may be amended, restated, supplemented, amended and restated or otherwise modified from time to time,

“Wells Fargo Indebtedness” means the “Obligations” (as defined in the Wells Fargo Credit Agreement and not as defined in this Agreement) and secured by the Wells Fargo Guaranty and Security Agreement.
2.    GRANT OF SECURITY INTEREST
2.1.    Grant of Security Interest. Debtor hereby grants Flex, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Flex, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. If Flex determines that the perfection of its security interest in any Collateral requires the recording or filing of documentation other than a Financing Statement, Debtor shall promptly execute such additional documentation upon presentation. If Flex determines that the perfection of its security interest in any Collateral requires the possession or control of such Collateral, Debtor shall, subject to the Intercreditor Agreement, promptly deliver such Collateral to Flex or enter into a control agreement satisfactory to the Flex to establish such control. Notwithstanding anything to the contrary in this agreement, (a) so long as the Wells Fargo Indebtedness or the Obsidian Indebtedness remains outstanding and Wells Fargo and Obsidian have not taken any actions to create or perfect their security interest outside of the United States, then except for Pledged Account, no such actions shall be required or taken by Flex in order to create or perfect any security interests in assets of Debtor and its Subsidiaries located or titled outside of the United States; and (b) so long as the Wells Fargo Indebtedness or the Obsidian Indebtedness remains outstanding and Wells Fargo and Obsidian have not taken any actions to create or perfect its security interest in any real estate of Debtor and its Subsidiaries, then no such actions shall be required or taken by Flex in order to create or perfect any security interest in any real estate.

2.2.    Priority of Security Interest. Debtor represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a perfected security interest in the Collateral. If Debtor shall acquire a Commercial Tort Claim in an amount greater than Two Hundred Fifty Thousand Dollars ($250,000), Debtor shall promptly notify Flex in a writing signed by Debtor of the general details thereof and upon request grant to Flex in such writing a security interest therein and in the proceeds thereof, with such writing to be reasonably satisfactory to Flex.

2.3.    Termination. If the Obligations (other than inchoate indemnity obligations) are satisfied in full and this Agreement is terminated, Flex’s Lien on the Collateral shall automatically terminate and all rights therein shall revert to Debtor and Flex shall, at Debtor’s sole cost and expense, execute such documentation and take such further action as may be reasonably necessary to evidence the termination contemplated by this Section 2.3.

2.4    Reinstatement. If at any time after such termination or Flex’s release of its security interest granted herein any Collateral or other property Flex receives in satisfaction of the Obligations is recovered, disgorged, set aside or otherwise avoided, or is subject to recovery, disgorgement, being set aside or avoided (whether through a formal court proceeding or otherwise) by or to Debtor, a bankruptcy trustee, a receiver or similar representative, then this Agreement and the Obligations under the Flex Services Agreements as Flex may elect shall be deemed revived, reinstated and in full force and effect as if the original termination did not occur, and Flex’s security interest and all other rights in the Collateral shall be deemed in full force and effect until the full and final repayment of all Obligations (other than inchoate indemnity obligations).

2.5.    Authorization to File Financing Statements. Debtor hereby authorizes Flex to file financing statements, without notice to Debtor, with all appropriate jurisdictions to perfect or protect Flex’s interest or rights hereunder, including a notice that any disposition of the Collateral, by Debtor or any other Person, shall be deemed to violate Flex’s rights under the Code.

3.    REPRESENTATIONS AND WARRANTIES

Debtor represents and warrants as follows:

3.1.    Due Organization, Authorization; Power and Authority; Enforceability.

(a)Debtor is and each of its Subsidiaries are duly existing and in good standing in their jurisdiction of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified.

(b)The execution, delivery and performance by Debtor under this Agreement and the Flex Services Agreements have been duly authorized, and do not (i) conflict with Debtor’s or any

Subsidiary’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Debtor or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) constitute an event of default under any material agreement by which Debtor or any Subsidiary is bound.

(c)This Agreement has been duly executed and delivered by Debtor and constitutes a legal, valid and binding obligation of Debtor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.2.    Collateral.

(a)Debtor has good title to, has rights in, and the power to grant a security interest in each item of the Collateral, free and clear of any and all Liens except Permitted Liens. Debtor’s Accounts and those of its Subsidiaries are bona fide, existing obligations of the Account Debtors.

(b)The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in Schedule 3.2(b), which may be amended to add or remove bailees.

(c)To the extent that Inventory exists, all Debtor’s and its Subsidiaries’ Inventory is in all material respects of good and marketable quality, free from defect (other than defects that do not prevent satisfaction of the standard requirements for delivery and acceptance of such Inventory and except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established).

(d)Schedule 3.2 (d) lists all Intellectual Property of Debtor and its Subsidiaries (other than over-the-counter software and other non-customized mass market licenses that are commercially available to the public), and may be updated to add or remove Intellectual Property. Debtor is the sole owner of the Intellectual Property which it owns or purports to own except for (i) non-exclusive licenses granted to its customers in the ordinary course of business, (ii) over-the-counter software and other non-customized mass market licenses that are commercially available to the public, and (iii) material Intellectual Property licensed to Debtor or its Subsidiaries and noted on Schedule 3.2(d)(iii) (such Schedule 3.2(d)(iii) to be provided to Flex within fifteen (15) days after the date of this Agreement). Except as specifically noted in such Schedule 3.2, Debtor and each of its Subsidiaries has the full right and authority to grant a security interest in and to its Intellectual Property.

(e)Except as noted in Schedule 3.2(e) (such Schedule to be provided to Flex within fifteen (15) days after the date of this Agreement), neither Debtor nor any of its Subsidiaries are a party to, or bound by, any Restricted License. Such Schedule 3.2(e) may be updated to add or remove Restricted Licenses.

(f)Except as noted in Schedule 3.2(f) (such Schedule to be provided to Flex within fifteen (15) days after the date of this Agreement), Debtor’s ownership interests in its Subsidiaries are uncertificated, and shall not be certificated. Such Schedule 3.2(f) may be updated as appropriate.

3.3.    Investments. Debtor and its Subsidiaries do not own any Equity Interests except for the Subsidiaries listed in Schedule 3.3 (such Schedule to be provided to Flex within fifteen (15) days after the date of this Agreement). Such Schedule 3.3 may be updated as appropriate.

4.    AFFIRMATIVE COVENANTS

Until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Flex is under no further obligation to extend credit under the Flex Services Agreements, Debtor shall comply with each of the covenants in this Section 4:

4.1.    Compliance with Laws. Debtor shall maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction which requires such qualification to be maintained. Debtor shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject.

4.2    Legal Action Notice. Promptly report (but in any event within five (5) Business Days after the service of process with respect thereto on Debtor or any of its Subsidiaries) to Flex any legal actions pending or threatened in writing against Debtor or any of its Subsidiaries that could reasonably be expected to result in (i) damages or costs to Debtor or any of its Subsidiaries of, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000) or more, (ii) fines, penalties or other sanctions by any Governmental Authority, or (iii) claims for injunctive or equitable relief;

4.3    Intellectual Property Notice. Promptly report (but in any event within five (5) Business Days after the service of process with respect thereto on Debtor or any of its Subsidiaries) to Flex (i) any material change in the composition of Debtor’s or any of its Subsidiaries’ Intellectual Property, (ii) the registration of any copyright or trademark, or the filing of any patent, including any subsequent ownership right of Debtor or any of its Subsidiaries’ in or to any registered copyright, patent or trademark not shown in the Perfection Certificates, and (iii) Debtor’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of its or any of its Subsidiaries’ Intellectual Property; and

4.4    Insurance. Debtor shall keep its business and the Collateral insured for risks and in amounts standard for companies in Debtor’s industry and location and as Flex may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Flex. All property policies shall have a lender’s loss payable endorsement showing Flex as lender loss payee and waive subrogation against Flex and shall provide that the insurer must give Flex at least thirty (30) days’ notice before canceling, amending, or declining to renew its policy. All liability policies shall show, or have endorsements showing, Flex as an additional insured with a waiver of subrogation rights, and all such policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give Flex at least thirty (30) days’ notice before canceling, amending, or declining to renew its policy. Proceeds payable under any policy shall, at Flex’s option, be payable to Flex on account of the Obligations. If Debtor fails to obtain insurance as required under this Section 4.4 or to pay any amount or furnish any required proof of payment to third persons and Flex, Flex may make all or part of such payment or obtain such insurance policies required in this Section 4.4, and take any action under the policies Flex deems prudent. Debtor shall provide to Flex the endorsements required in this Section 4.4.

4.5    Pledged Accounts. Debtor’s and each Subsidiary’s Pledged Accounts (other than Excluded Accounts) shall at all times be subject to a Control Agreement acceptable to Flex. Debtor will have up to 45 days after the date of this Agreement to execute and deliver Control Agreements reasonably acceptable to Flex and the respective depository or intermediary institutions.

4.6    Protection and Registration of Intellectual Property Rights.

(a) Debtor shall, and shall cause each Subsidiary: (i) as determined in Debtor’s reasonable business judgment to be necessary in the operation of its business, protect, defend and maintain the validity and enforceability of Debtor’s Intellectual Property that is material to its business or the business of any of its Subsidiaries; (ii) promptly advise Flex in writing of infringements of Debtor’s Intellectual Property of which Debtor has knowledge; and (iii) not allow any Intellectual Property material to Debtor’s business, in Debtor’s reasonable business judgment, to be abandoned, forfeited or dedicated to the public, except as permitted by this Agreement.

(b) If Debtor or any of its Subsidiaries (i) obtain any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) apply for any Patent or the registration of any Trademark, then Debtor shall provide prompt written notice thereof to Flex.

(c) Debtor shall provide written notice to Flex within five (5) business days after entering or becoming bound by any Restricted License (other than over-the-counter software and other non-customized mass market licenses that are commercially available to the public). Debtor shall take such steps as Flex reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License (other than any Restricted License which is an Intellectual Property License) to be deemed “Collateral” and for Flex to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Flex to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Flex’s rights and remedies under this Agreement and the Intercreditor Agreement.

4.7    Further Assurances. Debtor shall execute any further instruments and take further action as Flex reasonably requests to perfect or continue Flex’s Lien in the Collateral or to effect the purposes of this Agreement.

4.8    Creation/Acquisition of Subsidiaries. Debtor shall, at the time that any Subsidiary forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, within fifteen (15) days of such formation or acquisition (a) cause such new Subsidiary (except for any Foreign Subsidiary or Excluded Domestic Subsidiary (or any of their respective Subsidiaries)) to become a party under this Agreement and grant a continuing pledge and security interest in and to all the assets of such Subsidiary, and (b) provide appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary reasonably satisfactory to Flex, provided that only 65% of the total outstanding voting Equity Interests of any first tier Foreign Subsidiary or Excluded Domestic Subsidiary (and none of the Equity Interests of any Subsidiary of such Foreign Subsidiary or Excluded Domestic Subsidiary) shall be required to be pledged. Debtor shall also procure the issuer’s agreement to follow Flex’s instructions regarding any Disposition of such securities, such agreement to be satisfactory to Flex.

4.9    Financial Reports.

(a)As soon as available, but no later than ninety (90) days after the last day of Debtor’s fiscal year, audited consolidated balance sheet, income statement and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, together with all letters issued by the certified public accountants auditing same. Such financial report will be prepared on a consolidated basis in accordance with generally accepted accounting procedures in the United States (“GAAP”) consistently applied, together with a customary “management discussion and analysis” section.

(b)As soon as available, but no later than forty-five (45) days after the last day of each quarter, a company prepared consolidated balance sheet, income statement and related statements of operations, stockholders’ equity and cash flows covering Borrower’s consolidated operations for such quarter setting forth in each case in comparative form the figures for the previous fiscal year, certified by a Responsible Officer and in a form reasonably acceptable to Agent (it being understood that financial statements satisfying the requirements of Form 10-Q are acceptable to Agent), with a statement of reconciliation to GAAP.

4	RESERVED

6.    EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

6.1.     Payment Default. Debtor fails to make any payment as required under the Flex Services Agreements, or any of them, and has not timely cured such failure as may be provided under the respective Flex Services Agreement;

6.2.    Covenant Default. Debtor fails or neglects to perform any obligation in this Agreement that can be cured, and has failed to cure the default within ten (10) days after the occurrence thereof. Cure periods provided under this section shall not apply to Section 6.1.

7.    FLEX’S RIGHTS AND REMEDIES

7.1.     Rights and Remedies. Subject to the Intercreditor Agreement, while an Event of Default occurs and continues Flex may, without notice or demand, do any or all of the following:

(a)    declare all Obligations immediately due and payable (but if an Event of Default described in Section 6.5 occurs, all Obligations are immediately due and payable without any action by Flex);
(b)    stop extending credit or processing orders for Debtor’s benefit under this Agreement, the Flex Services Agreements or under any other agreement between Debtor and Flex without creating any liability on behalf of Flex;
(c)    settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Flex considers advisable, notify any Person owing Debtor money of Flex’s security interest in such funds, and verify the amount of such account;
(d)    make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Debtor shall assemble the Collateral if Flex requests and make it available as Flex designates. Flex or its designees may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Debtor grants Flex and its designees a license to enter and occupy any of its premises, without charge, to exercise any of Flex’s rights or remedies;
(e)    apply to the Obligations any amount held by Flex owing to or for the credit of Debtor;
(f)    ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Flex is hereby granted a non-exclusive, sub-licensable, royalty-free license or other right to use, without charge, Debtor’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Flex’s exercise of its rights under this Section 7.1, Debtor’s rights under all licenses and all franchise agreements inure to Flex’s benefit;
(g)    deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
(h)    demand and receive possession of Debtor’s Books; and
(i)    exercise all rights and remedies available to Flex under this Agreement or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

7.2.    Power of Attorney. Debtor hereby irrevocably appoints Flex as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default but subject to the Intercreditor Agreement, to: (a) endorse Debtor’s name on any checks or other forms of payment or security; (b) sign Debtor’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Flex determines reasonable; (d) make, settle, and adjust all claims under Debtor’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) make any Disposition of the Collateral into the name of Flex or a third party as the Code permits. Debtor hereby appoints Flex as its lawful attorney-in-fact to sign Debtor’s name on any documents necessary to perfect or continue the perfection of Flex’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Flex is under no further obligation to make extend credit under the Flex Services Agreements. Flex’s foregoing appointment as Debtor’s attorney in fact, and all of Flex’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Flex’s obligation to provide extend credit under the Flex Services Agreements terminates.

7.3.    Protective Payments. If Debtor fails to obtain the insurance called for by Section 4 or fails to pay any premium thereon or fails to pay any other amount which Debtor is obligated to pay under this Agreement or any other Loan Document, Flex may obtain such insurance or make such payment, and all amounts so paid by Flex are immediately due and payable, and secured by the Collateral. No payments by Flex are deemed an agreement to make similar future payments or Flex’s waiver of any Event of Default.

7.4.     Application of Payments and Proceeds Upon Default. Subject to the Intercreditor Agreement, if an Event of Default has occurred and is continuing, Flex may apply any funds in its, whether from payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Flex shall determine in its sole discretion. Any surplus shall be paid to Debtor or other Persons legally entitled thereto. Debtor shall remain liable to Flex for any deficiency. If Flex, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Flex shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Flex of cash therefor.

7.5.    Liability for Collateral. So long as Flex complies with reasonable lending practices regarding the safekeeping of the Collateral in Flex’s possession or under their control, Flex shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Debtor bears all risk of loss, damage or destruction of the Collateral.

7.6.    No Waiver; Remedies Cumulative. Flex’s failure, at any time or times, to require strict performance by Debtor of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Flex thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Flex’s rights and remedies under this Agreement are cumulative. Subject to the Intercreditor Agreement, Flex has all rights and remedies provided under the Code, by law, or in equity. Flex’s exercise of one right or remedy is not an election and shall not preclude either from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Flex’s waiver of any Event of Default is not a continuing waiver. Flex’s delay in exercising any remedy is not a waiver, election, or acquiescence.

7.7.     Demand Waiver. Debtor waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Flex on which Debtor is liable, except when any such notice, demand or any other of the foregoing actions are specifically provided for in this Agreement.

7.8.     No Marshaling or Related Rights. Debtor waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Flex to: (i) proceed against any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Flex may exercise or not exercise any right or remedy it has against any Debtor or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Debtor’s liability. Notwithstanding any other provision of this Agreement or other related document, Debtor irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Debtor to the rights of Flex under this Agreement) to benefit from, or to participate in, any security for the Obligations as a result of any payment made with respect to the Obligations in connection with this Agreement or otherwise. If any payment is made to Debtor in contravention of this Section 7.8, Debtor shall hold such payment in trust for Flex and such payment shall be promptly delivered to Flex for application to the Obligations, whether matured or unmatured.

8.    CHOICE OF LAW, VENUE, JURY TRIAL WAIVER

8.1     Governing Law. California law governs this Agreement without regard to principles of conflicts of law. Debtors and Flex each submit to the exclusive jurisdiction of the State and Federal courts in Los Angeles County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Flex from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Flex. Debtor expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Debtor hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Debtor hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Debtor at the address set forth in, or subsequently provided by Debtors in accordance with the Flex Services Agreements and that service so made shall be deemed completed upon the earlier to occur of Debtors’ actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

8.2     Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, DEBTOR, FLEX WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

8.3     Judicial Reference. WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of Los Angeles

County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Los Angeles County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Los Angeles County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge.

8.4     Scope of Authority. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against Collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

9.     IN GENERAL

9.1     Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

9.2     Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

9.3     Integration. This Agreement represents the entire agreement about this subject matter and supersedes prior negotiations or agreements.

9.4     Counterparts. This Agreement may be executed by facsimile or PDF, and in in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

9.5     Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

9.6     Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

9.7     Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

9.8    Expenses. Flex may incur reasonable fees and expenses (including, but not limited to, reasonable attorney’s fees and expenses) in exercising any of its rights and remedies under this Security Agreement. Subject to the terms of the Intercreditor Agreement, Debtor shall reimburse Flex for such fees and expenses, which fees and expenses shall be secured hereby and shall become part of the Flex’s reasonable expenses of enforcement, of retaking, holding, preparing for sale and the like.

I IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be executed as of the Effective Date.

ENPHASE:

ENPHASE ENERGY, INC.

By: /s/ PAUL B. NAHI______________
Print Name: Paul B. Nahi____________
Print Title: President and CEO ________

FLEX:

FLEXTRONICS INDUSTRIAL, LTD

By: /s/     MANNY MARIMUTHU______
Print Name: Manny Marimuthu_______
Print Title: Director_________________

FLEXTRONICS AMERICA, LLC

By: /s/ TIMOTHY STEWART________
Print Name: Timothy Stewart_________
Print Title: Secretary________________

[Signature Page to Security Agreement]

EXHIBIT A
COLLATERAL DESCRIPTION

The Collateral consists of all of Debtor’s real and personal property of every kind and nature whether now owned or hereafter acquired by, or arising in favor of Debtor, and regardless of where located, including, without limitation, all of Debtor’s right, title and interest in and to the following property:

1.All Goods, Accounts (including health-care receivables), Pledged Accounts, Equipment, Inventory, contract rights (including Intellectual Property and Intellectual Property Licenses) or rights to payment of money, leases, license agreements (including Intellectual Property and Intellectual Property Licenses), franchise agreements, General Intangibles (including Intellectual Property and Intellectual Property Licenses), Commercial Tort Claims, Documents, Instruments (including any Promissory Notes), Chattel Paper (whether tangible or electronic), cash and Cash Equivalents, Fixtures, letters of credit, Letter of Credit Rights (whether or not the letter of credit is evidenced by a writing), Securities, and all other Investment Property, Supporting Obligations, and Financial Assets, whether now owned or hereafter acquired, wherever located; and

2.
All Debtor’s Books relating to the foregoing, and all additions, attachments, accessories, accessions and improvements to any of the foregoing, and all substitutions, replacements or exchanges therefor, and all Proceeds, insurance claims, products, profits and other rights to payments not otherwise included in the foregoing;

provided, that, the grant of security interest herein shall not extend to and the term “Collateral” shall not include (a) any rights or interests held under any contract, lease, permit, license, or license agreement covering real or personal property of any Subsidiary that are not assignable or prohibit the grant of a security interest or lien therein by applicable law or their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law); (b) equipment subject to liens permitted pursuant to Subsection (c) of the definition of Permitted Liens where the agreements governing the capital lease obligations or purchase money Indebtedness related thereto prohibit such security interest, for so long as such prohibition exists; (c) voting Equity Interests of any Foreign Subsidiary or Excluded Domestic Subsidiary, solely to the extent that such Equity Interests represent more than 65% of the outstanding voting Equity Interests of such Foreign Subsidiary or Excluded Domestic Subsidiary; or (d) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to use trademark applications under applicable federal law; provided, that upon submission and acceptance by the USPTO of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral.

In addition, in the event that the Wells Fargo Indebtedness or the Obsidian Indebtedness is secured or in the future becomes secured by any of Debtor’s real property interests of any nature, then all such assets shall be considered as part of the Collateral. Once the Wells Fargo Indebtedness is no longer outstanding, all of Debtor’s real property interests shall be considered as part of the Collateral.

Schedule 3.2(b)
Inventory Locations

Flex-Milpitas
890 Yosemite Drive
Milpitas CA 95035, USA

Flex-Venray
Nobelstraat 10-14
5807 GA Oostrum
The Netherlands

Yusen Logistics (Flex Partner)
1/3 Basalt Road Greystanes
Sydney, 2145 AU

Esgardi Storage (Expeditor Partner in Guadalajara)
Calle Incalpa # 900 y 1000 Bodegas 1, 3. 5
Col. Santa Cruz del Valle
C.P. 45635, Jalisco Mexico

Schedule 3.2(d)
Intellectual Property

Copyrights
None

Trademarks
See attached listing

Patents
See attached listing